Exhibit 10.1

SEPARATION AGREEMENT

This SEPARATION AGREEMENT (“Agreement”) is made and entered into by and between Eric M. Newman (“Newman”) and Bojangles’, Inc. and its subsidiaries (“Company”).

WHEREAS, Newman was employed as Executive Vice President, Secretary and General Counsel of Company pursuant to an Amended and Restated Employment Agreement effective as of August 18, 2012 (the “Employment Agreement”);

WHEREAS, Newman has elected to resign from employment with Company, effective as of September 19, 2016; and

WHEREAS, Newman and Company desire to conclude their employment relationship and resolve amicably any and all potential claims, disputes and other matters between them.

NOW, THEREFORE, for and in consideration of the mutual promises hereinafter expressed, it is hereby agreed by and between Newman and Company as follows:

1. Resignation from Employment. Newman acknowledges and agrees that his employment relationship with Company ended as of September 19, 2016 (the “Resignation Date”), and that Company has no obligation, contractual or otherwise, to hire, rehire or re-employ him in the future. On the next regularly scheduled pay day following the Resignation Date, Newman will be paid for any wages owed through that date and his four weeks of unused accrued vacation (in the amount of $25,314.20), less normal and appropriate withholdings. Newman shall be paid or reimbursed by Company, in accordance with and subject to Company’s general expense reimbursement policies and practices, for all reasonable travel and other business expenses incurred by Newman prior to the Resignation Date.

2. Severance Payments and Benefits. In consideration of the release and other obligations entered into pursuant to this Agreement, and contingent upon Newman abiding by the obligations described in paragraphs 8, 9, 10 and 11 of this Agreement, Company agrees as follows:

a. In accordance with the Employment Agreement, Company will pay severance to Newman in the amount of $500,000, less normal and appropriate withholdings. Consistent with Newman’s status as a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Internal Revenue Code, payment of the first half of this severance, in the amount of $250,000, shall be made to Newman or his estate, as the case may be, at the time of the first regularly scheduled pay day (the “Initial Payment Date”) following the earlier of the date which is six months after the Resignation Date or the date of Newman’s death. The balance of the severance, in the amount of $250,000, shall be paid to Newman or his estate, as the case may be, in equal installments over a period of 6 months, in accordance with Company’s normal payroll practices, beginning with the second regularly scheduled pay day following the Initial Payment Date.

b. In accordance with the Employment Agreement, Company will pay an additional lump amount of $25,000 to Newman, less normal and appropriate withholdings, on the Initial Payment Date.

c. Notwithstanding the applicable terms of that certain Nonqualified Stock Option Award Agreement dated April 17, 2012, between Company and Newman (the “2012 Option Agreement”), specifically Section 4(b) of the 2012 Option Agreement, the Vested Portion of the Time Award (as these terms are defined in the 2012 Option Agreement), (which Vested Portion currently represents options to purchase 101,419 shares of Company common stock) shall remain fully vested, and exercisable by Newman at any time before the date that is one hundred eighty (180) days following the Resignation Date. Company shall provide notice to Newman of the opening of the trading window following Company’s public release of its third quarter earnings.

d. Notwithstanding the applicable terms of the 2012 Option Agreement, specifically Section 3(d) of the 2012 Option Agreement, thirty-three percent (33%) of the Performance Award (as that term is defined in the 2012 Option Agreement) (which portion of the Performance Award represents options to purchase 91,468 shares of Company common stock), shall not be forfeited by Newman as of Resignation Date, but instead shall remain subject to the vesting, exercisability and forfeiture provisions (and any other relevant terms and conditions) of the 2012 Option Agreement as if Newman had remained employed by Company.

e. Company shall permit Newman to have continued access to the broker-assisted option exercise platform provided by Company to its current employees, on the same basis as every other optionee.

f. For the avoidance of doubt, except as specifically provided for above, any and all other equity-based awards previously granted to Newman are forfeited as of the Resignation Date, and no payments shall be made by Company to Newman thereunder.

Newman expressly acknowledges and agrees that receipt of the above payments and benefits are contingent upon him abiding by the obligations set forth in paragraphs 8(a) (unless paragraph 8(b) is first breached by Company or other parties named therein), 9, 10 and 11 of this Agreement. Newman understands and agrees that those obligations are material and essential components of this Agreement, and that in the event of a demonstrable, material breach of those obligations, any and all unpaid payments will immediately cease, and Company will have no further payment obligations to Newman.

3. Newman’s 401(k) and Deferred Compensation Plan Accounts. Any and all amounts to which Newman may be entitled under the Bojangles’ Restaurants, Inc. 401(k) Plan and the Bojangles’ Restaurants, Inc. Deferred Compensation Plan shall be paid to Newman in accordance with the applicable terms and conditions each such plan. Consistent with Newman’s status as a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Internal Revenue Code, no distributions to Newman under the Deferred Compensation Plan shall be made to Newman before the Initial Payment Date and Company has informed the plan administrator and record-keeper for the Deferred Compensation Plan of Newman’s status as a “specified employee” and the required delay in distribution of his benefits under the Deferred Compensation Plan.

4. Company Shares Owned by Silver Sun Properties, LLC. Company agrees that as soon as is reasonably practicable, but no later than November 15, 2016, it shall take such steps as are necessary to obtain an opinion letter confirming whether or not the 11,818 shares of

Company stock that are held by Silver Sun Properties, LLC, a North Carolina limited liability company of which Newman is a Member and Manager (the “Silver Sun Shares”), can be sold pursuant to an exemption under SEC Rule 144. Any and all costs associated with the production of such opinion letter shall be borne by Newman. The Company will get a fixed fee estimate of the legal costs and provide it to Newman for approval before authorizing the work.

5. Mutual Releases.

a. Release by Newman.

i. Newman, intending to be legally bound, and for and in consideration of the obligations undertaken pursuant to this Agreement, does for himself, his heirs, executors, administrators, successors and assigns hereby remise, release and forever discharge Company, its successors, predecessors, parents, subsidiaries, affiliates, assigns, directors, officers, agents, attorneys, employees and former employees, and all persons, corporations or other entities who might be claimed to be jointly and severally liable with them (collectively, “the Released Parties”), from any and all actions, claims, demands, suits and compensation whatsoever, including those based upon, arising from or relating to his employment relationship with Company or the termination of that relationship, whether known or unknown or whether asserted or unasserted, from the beginning of time to the date of execution of this Agreement. This release includes, but is not limited to, claims under the Age Discrimination in Employment Act (29 U.S.C. § 621 et seq.), Title VII of the Civil Rights Act of 1964, the Employee Retirement Income Security Act of 1974, the Americans With Disabilities Act, the Family and Medical Leave Act and the North Carolina Wage and Hour Act, claims for breach of contract, unpaid wages, wrongful or retaliatory discharge, intentional or negligent infliction of emotional distress and any other statutory or common law theories, including any claim for attorneys’ fees and costs, which Newman or anyone claiming by, through or under him in any way might have or could claim against the Released Parties.

ii. Nothing in this Agreement is intended to waive claims (i) for unemployment or workers’ compensation benefits, (ii) for vested rights under ERISA-covered employee benefit plans as applicable on the date Newman signs this Agreement, (iii) for indemnification under Company’s bylaws or director and officer insurance maintained by Company for any costs and expenses of defending, and any losses to Newman resulting from, any demands, claims or legal proceedings against Newman arising out of or relating in any way to his services as an officer of the Company, (iv) that may arise after Newman signs this Agreement, or (v) which cannot be released by private agreement. In addition, nothing in this Agreement prevents Newman from filing a charge or complaint with, or from participating in an investigation or proceeding conducted by, the Equal Employment Opportunity Commission or any other any federal, state or local agency charged with the enforcement of any laws, although by signing this Agreement Newman is waiving any and all rights to individual relief based on claims asserted in such a charge or complaint, or asserted by any third-party on Newman’s behalf, except where such a waiver of individual relief is prohibited.

b. Release by Company. Company, intending to be legally bound, and for and in consideration of the obligations undertaken pursuant to this Agreement, does for itself, its subsidiaries, affiliates, successors and assigns hereby remise, release and forever discharge Newman and his heirs, executors, administrators, successors and assigns from any and all actions, claims, demands, suits and compensation whatsoever, including those based upon, arising from or relating to his employment relationship with Company or the termination of that relationship, whether known or unknown or whether asserted or unasserted, from the beginning of time to the date of execution of this Agreement. Nothing in this Agreement is intended to waive claims (i) that may arise after Newman signs this Agreement, or (ii) which cannot be released by private agreement.

6. Additional Representations. Newman represents and warrants that he has been permitted by Company to take all leave to which he was entitled, and upon receipt of the payments and benefits provided for in this Agreement, that he has been properly paid for all time worked while employed by Company and that he has received all benefits to which he was or is entitled. Newman also represents and warrants that he knows of no facts and has no reason to believe that his rights under either the Fair Labor Standards Act have been violated.

7. No Admission of Liability. It is expressly understood that this Agreement is not to be construed as an admission of any liability or violation of any federal, state or local statute or regulation, or of any duty owed by either Newman or the Released Parties, which liability or violation of statute, regulation or duty is expressly denied.

8. Mutual Non-disparagement.

a. Provided that paragraph 8(b) is not first breached by Company or other parties named therein, Newman agrees that he will not, directly or indirectly, either orally, in writing or otherwise, disparage any of the Released Parties, including but not limited to making negative comments to franchisees, suppliers or any third parties about Company’s management, products, services, business practices or strategies, and he will not initiate or participate in any contact or communications, written or oral, which have the effect of disrupting the orderly operations of Company or damaging the reputation of any of the Released Parties, unless required by subpoena, court order or applicable law.

b. Company agrees that its current Officers, Board Members and Management-level Directors Laura Roberts, Todd Major and Peter Burgunt will not, directly or indirectly, either orally, in writing or otherwise, disparage Newman, including but not limited to making negative comments about his performance or conduct, and it will not initiate or participate in any contact or communications, written or oral, which have the effect of damaging Newman’s reputation, unless required by subpoena, court order or applicable law.

9. Confidential Information/Restrictive Covenants.

a. Confidential Information. Newman acknowledges that he is subject to the provisions of paragraph 8 of the Employment Agreement pertaining to confidential information, which Newman hereby reaffirms and agrees shall continue and remain in full force and effect without change; provided that pursuant to the federal Defend Trade Secrets Act of 2016, 18 USC § 1835(b), Company shall not retaliate or take adverse action against Newman, and disclosure shall not be a violation of this Agreement, if it is based on Newman’s disclosure of information that: (A) is made (i) in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney, and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

b. Non-competition/Non-solicitation. Newman acknowledges that he is subject to the non-competition, non-solicitation and other provisions of paragraph 9 of the Employment Agreement, which Newman hereby reaffirms and agrees shall continue and remain in full force and effect without change; provided that the time period for the restrictions in paragraph 9(a) of the Employment Agreement shall be lengthened to encompass a one-year period following the Resignation Date. Moreover, Newman expressly acknowledges and agrees that for the two-year period following the Resignation Date, he will not: (A) provide or solicit to provide any managerial, consulting or advisory services relating to quick-service restaurant operations, to any individual or entity that was a franchisee or food supplier of Company as of the Resignation Date (provided, however, that this restriction as to food suppliers shall only apply in the first year following the Resignation Date); or (B) induce or attempt to induce any franchisee or supplier of Company as of the Resignation Date to cease doing business with Company.

10. Property and Premises.

a. Newman shall return and represents and warrants that to his knowledge he has returned to Company all Company property, documents and information in his possession, custody or control, regardless of the form in which such property, documents or information may exist, and that he has retained no copies in any form of such property, documents or information. Should Newman discover in the future that he has possession, custody or control of any such Company property, documents or information, then within seven (7) days of such discovery, he shall return to Company all such Company property, documents and information and shall not keep any copies of such property, documents or information.

b. Company shall return and represents and warrants that to its knowledge it has returned to Newman all of Newman’s personal property, documents and information (including all documents or information relating to Newman’s clients for whom Newman provided private legal services during the period of his employment with the Company, pursuant to Section 9(e) of the Employment Agreement), of which Company is aware, in Company’s possession, custody or control, regardless of the form in which such property, documents or information may exist. Should Company discover in the future that it has possession, custody or control of any such Newman personal property, documents or information, then within seven (7) days of such discovery, Company shall return to Newman all such personal property, documents and information.

11. Cooperation. Newman agrees that, for the one-year period following the Resignation Date, on reasonable advance notice, he will, if so requested by Company or any of the Released Parties, provide assistance and/or information related to any business or legal matters or disputes, investigations, proceedings or litigation (threatened or pending) involving Company or any of the Released Parties and will freely cooperate and assist Company or such Released Parties in good faith and to the best of his ability. Both parties agree to act reasonably and in good faith in scheduling the dates, times and length of time during which Newman will provide such assistance and information, as requested by Company. In connection with such assistance, Company shall attempt to accommodate Newman’s schedule, shall reimburse

Newman (unless prohibited by law) for any actual loss of wages in connection therewith, and shall provide Newman with reasonable notice in advance of the times in which Newman’s cooperation or assistance is needed. Company will reimburse Newman for all out of pocket expenses reasonably incurred by him in the fulfillment of this provision, upon the receipt from Newman of documentation supporting such out of pocket expenses. Newman agrees to make himself available for such cooperation and assistance.

12. Entire Agreement. This Agreement constitutes the entire agreement between Newman and Company as to his employment relationship with Company and the termination of that relationship, and it supersedes and cancels any prior negotiations and agreements, whether written or not, relating to his employment relationship with Company and the termination of that relationship, with the exception of paragraph 8 (Confidential Information) and paragraph 9 (Restrictive Covenants) of the Employment Agreement, which shall remain in full force in effect as described in paragraph 9 above. The parties agree that there is absolutely no agreement or reservation not clearly expressed herein, that the severance payments and benefits referenced herein are all that Newman is ever to receive and that except as otherwise provided in paragraphs 2 and 3 of this Agreement, Newman has no other rights to compensation, severance, bonus payments, termination payments, benefits, deferred compensation or acceleration of equity awards under any other agreement, policy or program of Company.

13. Review/Revocation Periods. Newman acknowledges that: (a) he has had at least twenty-one (21) days to consider this Agreement; (b) he has read and understands the terms of this Agreement and its effect; (c) he has been advised and has had the opportunity to consult with an attorney prior to executing this Agreement; (d) he has signed this Agreement voluntarily and knowingly in exchange for the consideration described herein, which he acknowledges as adequate and more than he is already entitled to; (e) this Agreement will become effective seven (7) days after its signature by Newman (the “Effective Date”) and will not be enforceable or effective until after that seven (7) day period has expired; (f) within seven (7) days of signature, Newman may revoke this Agreement by providing hand delivered written notice of revocation to Vickie Smith, Company’s SVP Human Resources, 9432 Southern Pine Boulevard, Charlotte, NC 28273, before midnight of the seventh day after the execution date of this Agreement; and (g) no attempted revocation after the expiration of the seven (7) day period shall have any effect on the terms of this Agreement.

14. Section 409A.

a. It is the parties’ intention that the payments and benefits to which Newman is entitled to under this Agreement be exempt from or comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”). This Agreement shall be construed and administered in a manner consistent with that intent. For purposes of this Agreement, with respect to any item of deferred compensation that is covered by, and not otherwise exempt from, Code Section 409A, if any, references to resignation or termination of employment or like terms shall mean “separation from service”, as defined in Code Section 409A, and the date of such separation from service shall be the Resignation Date for purposes of any such payment or benefits. To the extent applicable, each and every payment made pursuant to this Agreement shall be treated as a separate payment and not as one of a series of payments treated as a single payment for purposes of Code Section 409A. Notwithstanding any other provision of this Agreement, payments provided under this Agreement may only be made upon an event and in a manner that complies with Code Section 409A or an applicable exemption. Any payments under this Agreement that may be excluded from Code Section 409A as separation pay due to an involuntary separation from service, as a short-term deferral or otherwise shall be excluded from Code Section 409A to the maximum extent possible. In no event may Newman, directly or indirectly, designate the calendar year of any payment to be made under this Agreement or otherwise which constitutes nonqualified deferred compensation within the meaning of Code Section 409A.

b. Notwithstanding the foregoing, Company makes no representations that the payments and benefits provided under this Agreement comply with Code Section 409A and in no event shall Company have any liability to Newman or any other person if any provisions of this Agreement are determined to constitute or provide nonqualified deferred compensation subject to Code Section 409A but do not satisfy an exemption from, or the conditions of, Code Section 409A.

15. Successors and Assigns. The rights and obligations of the parties under this Agreement shall inure to the benefit of, and shall be binding upon, the parties’ respective heirs, successors and assigns.

16. Governing Law; Forum. This Agreement and any dispute or controversy arising out of or relating to this Agreement shall, in all respects, be governed by and construed according to the laws of the State of North Carolina, without regard to its conflict of laws provisions. Any suit or other proceeding arising out of or relating to this Agreement shall be instituted and maintained in the state or federal courts of North Carolina sitting in Mecklenburg County, and the parties hereby waive any objection to such jurisdiction and venue and irrevocably submit to the jurisdiction of such court in any such action or proceeding.

17. Severability. Each provision of this Agreement is intended to be severable. If any term or provision is held to be invalid, void, or unenforceable by a court of competent jurisdiction for any reason whatsoever, such ruling shall not affect the remainder of this Agreement.

18. Voluntary Execution. The parties, intending to be legally bound, apply their signatures voluntarily and with full understanding of the contents of this Separation Agreement and after having had ample time to review and study this Agreement.

[Signatures follow on separate page]

Signed and executed this 19 day of October, 2016.

/s/ Eric M. Newman
Eric M. Newman

Bojangles, Inc.

/s/ Clifton Rutledge
Clifton Rutledge/President and CEO

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